Exhibit 15(a)
October 28, 2008
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of March 28, 2008 and for the three-month periods ended March 28, 2008 and March 30, 2007, and have issued our report dated May 5, 2008 (which includes an explanatory paragraph relating to the restatement discussed in Note 16 to the unaudited condensed consolidated interim financial statements), and as of June 27, 2008 and for the three- and six-month periods ended June 27, 2008 and June 29, 2007, and have issued our report dated August 4, 2008 (which includes explanatory paragraphs relating to the restatement discussed in Note 16, and the transactions subsequent to the balance sheet date discussed in Note 18 to the unaudited condensed consolidated interim financial statements). As indicated in such reports because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 and June 27, 2008, are incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-4.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
New York, New York